Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes to Acquire Legendary Communities, Expanding Its Southeast Operations

Atlanta and Greenville markets added with increased market share in Charlotte

SCOTTSDALE, Ariz., July 10, 2014 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced its definitive agreement to acquire the homebuilding assets and operations of Atlanta-based Legendary Communities for a purchase price of approximately $130 million.
Legendary is one of the largest privately-held homebuilders operating along the I-85 corridor of the Southeastern U.S. with a significant presence in the Atlanta and Greenville-Spartanburg markets, and a position in Charlotte that is expected to bolster Meritage’s current operations there. Atlanta is the second largest and fastest growing housing market in the U.S. based on single-family permits activity in 2013, and the Greenville-Spartanburg market is expected to experience growth in single-family permits of approximately 20% from 2013 to 2015. Both Atlanta and Greenville-Spartanburg will be new markets for Meritage, while Legendary’s Charlotte operations will be combined into Meritage’s existing division there.
Legendary was founded in 2009 and builds homes primarily for first and second move-up buyers with base home prices ranging from approximately $120,000 to $550,000. The company closed approximately 500 homes and generated approximately $156 million of revenue in 2013. As of June 30, 2014, Legendary owned or controlled approximately 4,000 home sites.
"This is a strategic acquisition for Meritage, expanding our southeastern operations in a meaningful way by entering into two more growing housing markets in Atlanta and Greenville-Spartanburg, while also solidifying our position in the Charlotte market,” said Steven J. Hilton, chairman and CEO of Meritage Homes. “Legendary is a good fit for Meritage due to its customer base, land acquisition strategy, and positive culture based on trust, honesty and quality construction. They have a great team of people who can help us grow our business in the Southeast, and we are pleased to have them join the Meritage team.”
“We are excited about the opportunities this represents for both Meritage and Legendary through the combination of our community locations, beautiful homes and dedicated employees,” said Bo Means, chief executive officer of Legendary Communities.

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States, based on homes closed in 2013. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of March 31, 2014, the company had 189 actively selling communities in markets including Sacramento, San Francisco's East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; York County, South Carolina and Nashville, Tennessee.
Meritage has designed and built more than 80,000 homes in its 28-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013 and 2014, for innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit meritagehomes.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations to complete the acquisition of Legendary Communities, the projected growth of the Greenville-Spartanburg market, and the expected benefits of the Legendary Communities acquisition.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; the availability and cost of labor; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; a change feasibility of projects under option or contract that could result in the write-off of option deposits; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; changes in or our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness and our ability to take certain actions because of restrictions contained in the indentures for our senior notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2013 under the caption "Risk Factors," which can be found on our website.
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